SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

(Amended as of September 22, 2015)

The Administrator receives the following annual fee on behalf of each Fund for administrative services: 0.085% of the average daily net assets of each Fund.

Name
JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF
JPMorgan Diversified Return International Currency Hedged ETF

J.P. Morgan Exchange-Traded Fund Trust

By:

Name:

Title:

JPMorgan Funds Management, Inc.

By:

Name:

Title: